NEWS RELEASE

CONTACT: Gary S. Maier

Maier & Company, Inc.

(310) 442-9852

FUEL SYSTEMS SOLUTIONS REPORTS 2007 THIRD QUARTER RESULTS

-- Company Raises Revenue Guidance for Year; Targets at Least $255 Million --

SANTA ANA, CA - November 14, 2007 - Fuel Systems Solutions, Inc. (Nasdaq Global: FSYS) today reported results for its third quarter ended September 30, 2007, reflecting continued revenue growth and the impact of unusual charges related to its voluntary historical stock option review and subsequently completed restatements last month.

Revenue for the third quarter of 2007 climbed 17.7 percent to $65.2 million from $55.4 million for the same quarter last year, supported by strength of its industrial business and initial contributions from its recently completed Zavoli acquisition. Operating income was $3.4 million compared with $6.6 million a year ago, reflecting the impact of expenses related to its recently completed voluntary historical stock option review. Other expense in the third quarter of 2007 totaled $902,000, primarily from unrealized foreign exchange loss on an inter-company loan, compared with other income of $203,000 during the same quarter in 2006. Income tax expense, which primarily represents foreign taxes, was $2.2 million in the third quarter of 2007, compared with $2.9 million in the same quarter of 2006. For the third quarter, the company reported a net loss of $359,000, or $0.02 per share, compared with net income of $3.1 million, or $0.20 per diluted share, for the comparable period of the prior year. Stock option review and restatement charges were approximately $2.8 million, or $0.18 per diluted share, for the 2007 third quarter.

For the nine months ended September 30, 2007, revenue increased 10 percent to $185.6 million from $168.7 million a year earlier. Operating income for the same period was $10.3 million compared with $18.0 million for the same period last year. Other expense of $1.6 million for the nine-month period consisted primarily of an unrealized foreign exchange loss on an inter-company loan compared with other expense of $1.0 million for the comparable nine month period last year, primarily from unrealized foreign exchange loss on the same inter-company loan noted above. Income tax expense, which primarily consists of foreign taxes, was $5.9 million during the nine months of 2007, compared with $7.5 million for the same period last year. Net income for the nine months ended September 30, 2007 was $1.1 million, or $0.07 per diluted share, compared with net income of $8.1 million, or $0.54 per diluted share, for the comparable period last year. Historical stock option review and restatement charges were approximately $4.7 million, or $0.30 per diluted share, for the nine-month period ended September 30, 2007.

Outlook

"The company is on track to achieve revenue of at least $255 million for 2007. Growth continues to be supported by three primary market drivers: high oil prices, an increasing global focus on tangible energy security and expanding regulatory support for clean air solutions globally," said Mariano Costamagna, president and chief executive officer of Fuel Systems Solutions.

He added that the gross profit margin for 2007 is expected to be approximately 23 to 24 percent. Costamagna noted that the gross profit margin year to date has been impacted by approximately one percent from previously reported guidance due to a required accounting reclassification concerning the amortization of expenses for existing technologies and customer relationships previously classified under amortization of intangibles, and now reclassified under cost of revenue. Costamagna emphasized that the gaseous fuel industry is experiencing some competitive pricing pressure in the transportation sector, particularly within the European market. He believes this situation is short term, with the company focused on longer-term strategies. "The ability of less global competitors to continue to gain market share based upon pricing alone is difficult for these companies to sustain in a market where technology provides a long-term competitive edge. As a result, we believe there are numerous opportunities to expand sales based upon our global production and distribution capabilities. Furthermore, we expect to further leverage our leadership position to increase market share through the acquisition of smaller competitors and the addition of synergistic technologies to broaden the company's product range - which will further distinguish Fuel Systems Solutions, enhance its long-term growth potential and increase profitability," Costamagna said. He added that he expects the company's industrial business to continue to be strong, supported by new EPA Tier III emission regulations that took effect in January of this year and future more stringent emission regulations pertaining to gaseous fuel-powered generators and off-highway equipment.

As a result of unusual items described below, the company anticipates operating margin will be approximately 5 to 6 percent for 2007. Factors impacting the company's performance include approximately $5.2 million related to the total costs for voluntary historical stock option review and financial restatements, of which $4.7 million has been recognized though the third quarter of this year. In addition to the financial restatement costs, operating expenses for the nine month period were also affected by additional accruals of approximately $0.6 million related to the company's previous occupancy at its Cerritos facility and $0.9 million for a marketing campaign in Europe that commenced in the first quarter of 2007. Excluding these factors, operating margin would be approximately 7 to 8 percent for 2007.

"Our strong financial position enables the company to take advantage of value-added acquisition opportunities, as well as the resources to support investments to accelerate our growth," Costamagna said.

Teleconference and Web Cast

Mariano Costamagna, president and chief executive officer, and Thomas M. Costales, chief financial officer, will host an investor conference call on Friday, November 16, at 10:00 a.m. Pacific Time to discuss the company's financial results and operations for the quarter. The call will be open to all interested investors, either through a live audio Web broadcast via the Internet at http://fuelsystemssolutions.com or live by calling (888) 278-2390 (domestic) or (706) 634-2132 (international) with call ID number 24887262. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on Fuel Systems Solutions' Web site. A telephone playback of the conference call will also be available from 2:00 p.m. Pacific Time Friday, November 16 through 11:59 p.m. Friday, November 23 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 24887262.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at BRC's web site, http://www.brc.it.

The matters discussed in this press release under the heading "Outlook" are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those discussed in any forward-looking statement. Those forward looking statements include statements relating to its continued industrial business segment ramp up; the company's ability to achieve revenue target of at least $255 million; expected gross profit margin of 23 to 24 percent; expected operating margin of 5 to 6 percent in 2007 (or 7 to 8 percent excluding certain factors); and, its ability to identify and complete acquisitions, add synergistic technologies and leverage these initiatives to enhance its leadership position. Factors that could cause or contribute to such differences between our expected future results and actual results include, but are not limited to, prevailing market and global economic conditions -- including increasing regulatory support and competitive pricing pressure which the company believes is short term; changes in environmental regulations that impact the demand for the company's products; the company's ability to manage its leverage and address operating covenant restrictions relating to its indebtedness; the company's ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company's ability to design and market advanced fuel metering, fuel storage and electronic control products; the company's ability to meet OEM specifications; and the level and success of the company's development programs with OEMs. Readers also should consider the risk factors set forth in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in "Management's Discussion & Analysis of Financial Condition and Results of Operation - Risk Factors" section of the company's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2006. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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(Tables follow)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$ 65,235	$ 55,437	$ 185,621	$ 168,677
Cost of revenue	49,530	40,188	141,650	126,163

Gross Profit	15,705	15,249	43,971	42,514
Operating expenses:
Research and development expense	2,010	2,168	6,094	6,317
Selling, general and administrative expense	10,214	6,485	27,446	18,044
Amortization of intangible assets	85	36	168	106

Total operating expenses	12,309	8,689	33,708	24,467

Operating income	3,396	6,560	10,263	18,047
Other income (expense), net	(902)	203	(1,566)	(1,002)
Interest expense, net	(203)	(71)	(693)	(341)

Income before income taxes and equity share in income of unconsolidated affiliates	2,291	6,692	8,004	16,704
Equity share in income of unconsolidated affiliates	114	39	384	353
Income tax expense	(2,224)	(2,903)	(5,856)	(7,534)

Income before minority interests	181	3,828	2,532	9,523
Minority interest in income of consolidated subsidiaries	540	702	1,477	1,387

Net income (loss)	$ (359)	$ 3,126	$ 1,055	$ 8,136

Net income (loss) per share:
Basic	$ (0.02)	$ 0.21	$ 0.07	$ 0.55

Diluted	$ (0.02)	$ 0.20	$ 0.07	$ 0.54

Number of shares used in per share calculation:
Basic	15,490	15,102	15,383	14,791

Diluted	15,490	15,332	15,600	15,106

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 26,279	$ 11,546
Accounts receivable less allowance for doubtful accounts of $2,513 and $2,390	46,164	44,246
Inventories:
Raw materials and parts	29,500	28,072
Work-in-process	3,304	2,507
Finished goods	33,936	25,948
Total inventories	66,740	56,527
Other current assets	4,141	2,588
Related party receivables	181	2,442
Deferred tax assets	3,056	2,658
Total current assets	146,561	120,007
Equipment and leasehold improvements
Dies, molds and patterns	6,601	6,476
Machinery and equipment	23,262	18,475
Office furnishings and equipment	8,359	7,318
Automobiles and trucks	1,910	1,394
Leasehold improvements	4,008	4,122
	44,140	37,785
Less accumulated depreciation and amortization	20,582	16,498
Net equipment and leasehold improvements	23,558	21,287
Goodwill	45,689	39,995
Intangible assets, net	13,305	10,361
Investment in unconsolidated affiliates	1,894	1,374
Other assets	1,541	2,130
Non-current related party receivable	4,179	3,358
Total Assets	$ 236,727	$ 198,512

	September 30,	December 31,
	2007	2006
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 45,542	$ 28,625
Other accrued expenses	22,335	19,911
Current revolving line of credit	3,092	9,103
Current maturities of other loans	4,080	2,948
Current maturities of capital leases	429	367
Related party payables	5,213	2,802
Total current liabilities	80,691	63,756
Term loans	10,587	5,846
Capital leases	511	671
Other liabilities	5,884	6,325
Minority interest	5,933	4,816
Deferred tax liabilities	7,515	6,320
Total liabilities	111,121	87,734
Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued
and outstanding at September 30, 2007 and December 31, 2006	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 15,504,560 issued and 15,490,878 outstanding at September 30, 2007 and 15,192,409 issued and 15,180,481 outstanding at December 31, 2006	15	15
Additional paid-in capital	216,206	212,275
Shares held in treasury	(423)	(460)
Accumulated deficit	(108,229)	(109,077)
Accumulated other comprehensive income	18,037	8,025
Total stockholders' equity	125,606	110,778
Total Liabilities and Stockholders' Equity	$ 236,727	$ 198,512